[Logo of Dollar General Corporation]

100 Mission Ridge / Goodlettsville, Tennessee 37072-2170 / Telephone: (615) 855-4000 / www.dollargeneral.com

NEWS FOR IMMEDIATE RELEASE

DOLLAR GENERAL ENHANCES PROPOSAL TO ACQUIRE FAMILY DOLLAR

Raises All-Cash Consideration to $80 per Share

Offers to Divest up to 1,500 Stores if Required by the FTC

Includes a $500 million Reverse Break-Up Fee

Sets the Record Straight on Antitrust

GOODLETTSVILLE, Tennessee – September 2, 2014 – Dollar General Corporation (NYSE: DG) today announced that it has sent an enhanced acquisition proposal to the Board of Directors of Family Dollar Stores, Inc. (NYSE: FDO). Under the terms of the revised proposal, Dollar General would increase its all-cash proposal for all outstanding shares of Family Dollar to $80.00 per share. To provide even greater certainty of consummation to the Family Dollar Board, Dollar General also increased the number of stores that it would be willing to agree to divest to 1,500 if ordered by the Federal Trade Commission (“FTC”) and, as further evidence of its confidence in its ability to obtain antitrust approval, has agreed to pay a $500 million reverse break-up fee to Family Dollar relating to antitrust matters. All other terms and conditions of the proposal remain unchanged.

Revised Transaction Terms

Under the terms of the revised acquisition proposal, Dollar General would agree to pay the Family Dollar shareholders $80.00 per share in cash for all outstanding shares, an amount that further increases the  superior value of Dollar General’s proposal and provides immediate liquidity for Family Dollar shareholders. Dollar General’s revised proposal provides Family Dollar’s shareholders with approximately $640 million of additional aggregate value over Dollar Tree’s offer and represents a premium of 31.9 percent over the closing price of $60.66 for Family Dollar stock on the day prior to the Dollar Tree announcement.

Based on the extensive work and analysis performed by its experienced antitrust counsel and economist, Dollar General believes the 700 store divestiture commitment in its prior proposal provided more than sufficient cushion to clear any FTC review. Nonetheless, to demonstrate its commitment to the proposed transaction and the value it brings to Family Dollar shareholders, and to provide the Family Dollar Board with a proposal that indisputably permits it to engage with Dollar General under the terms of its existing merger agreement, Dollar General’s revised proposal states that it would be willing to agree to divest up to 1,500 stores, if ordered to do so.  As further evidence of its confidence in its ability to obtain antitrust approvals, Dollar General also has agreed to pay a $500 million reverse break-up fee to Family Dollar in the event that the transaction is not completed for antitrust reasons.

Additional Antitrust Analysis

Dollar General began its antitrust analysis well over a year ago and, since making its proposal on August 18, Dollar General has further refined its antitrust analysis with its counsel, Simpson Thacher & Bartlett LLP, and its economist, Compass Lexecon. This analysis has solidified Dollar General’s confidence in its ability to complete the potential transaction on the terms initially proposed.

In addition, Dollar General has engaged additional counsel, Boies, Schiller & Flexner LLP, to independently review its antitrust work. The independent review validated Dollar General’s analysis that the proposed transaction can be completed on the terms previously proposed.

Dollar General’s antitrust work has included all of the major analyses that would be performed by the FTC and its economist in connection with a review of this proposed transaction.  Given Dollar General’s advisors’ experience, as well as the extensive analysis performed, the Company has the highest confidence that its antitrust analysis and conclusions are correct.  This leads Dollar General to believe that perhaps Family Dollar’s advisors are analyzing this transaction as if it were a potential grocery store merger or utilizing data that tells a story much different than Dollar General's documents and data.  Dollar General is confident that this matter would not be evaluated as a traditional grocery store merger and that, as the acquirer, Dollar General’s documents and data would be more important to the FTC in its analysis than those of Family Dollar.

“We are confident that our enhanced proposal sufficiently addresses any concerns that led Family Dollar’s Board of Directors to reject our prior proposal without any discussions between our companies,” said Rick Dreiling, Dollar General’s Chairman and Chief Executive Officer. “Even as a secondary antitrust review supported our previous proposal, we revised our offer to demonstrate the seriousness of our commitment. Our revised proposal provides Family Dollar shareholders with significantly increased value over the existing agreement with Dollar Tree, as well as immediate and certain liquidity for their shares. If the Family Dollar Board fails to seize this opportunity to maximize value for its shareholders, we will consider taking our superior proposal directly to the Family Dollar shareholders.”

Goldman, Sachs & Co. is acting as financial advisor to Dollar General and Simpson Thacher & Bartlett LLP is acting as its legal counsel.

Below is the text of the letter Mr. Dreiling sent on September 2, 2014 to the Board of Directors of Family Dollar:

September 2, 2014

Board of Directors

Family Dollar Stores, Inc.

10401 Monroe Road

Matthews, North Carolina 28201

To the Board of Directors of Family Dollar Stores, Inc.:

We were extremely disappointed that our superior all-cash proposal was rejected by the Family Dollar Board of Directors without any discussions between our companies.  We are confident that if the Family Dollar Board had agreed to engage with us and our counsel regarding the results of our extensive antitrust analysis, you would have concluded that our proposal is reasonably capable of being completed on the terms proposed.  Despite our disappointment, we remain committed to completing a transaction that will provide your shareholders with superior value to the existing agreement with Dollar Tree and immediate and certain liquidity for their shares.

Antitrust Matters

Our antitrust analysis began well over a year ago and has included all of the major analyses that we would expect the Federal Trade Commission (“FTC”) and its economist to perform in connection with a review of this proposed transaction.  Since making our proposal on August 18, we have continued to refine our antitrust analysis with our experienced antitrust counsel and Compass Lexecon, our economist, and can confirm that this additional work has only increased our confidence in our ability to complete the proposed transaction and that the 700 store divestiture commitment in our prior proposal provided more than sufficient cushion to clear any FTC review.

In addition, to further validate our analysis, we have engaged Richard Feinstein of Boies, Schiller & Flexner LLP to independently review our thorough antitrust work. As you may know, until June of 2013 Mr. Feinstein was the Director of the Bureau of Competition at the FTC.  After a review of our work completed to date, Mr. Feinstein has informed us that he concurs in our view that the transaction can be completed on the terms previously proposed.

Given our advisors' experience, as well as the extensive analysis we have performed, we have the highest confidence that our antitrust analysis and conclusions are correct. This leads us to believe that perhaps Family Dollar's advisors are analyzing this transaction as if it were a potential grocery store merger or utilizing data that tells a story much different than Dollar General's documents and data.

This proposed transaction is not a traditional grocery store merger, and we do not believe that the FTC will take this approach.  Rather, as outlined further below, we believe that the FTC will evaluate this transaction as involving a “fill-in” shop/trip instead of a “destination” or “stock-up” shop/trip.

Additionally, although we do not yet have visibility to Family Dollar’s documents and data, we do not believe that those documents and data will be the focus of the FTC’s review.  Instead, we believe that, as the acquirer, Dollar General’s documents will be much more important to the FTC, and those documents and data will demonstrate, among other things, that:

•

Walmart, not Family Dollar, is the primary driver regarding Dollar General’s strategic and pricing decisions;

•

Approximately 75% of Dollar General’s SKUs are nationally priced (i.e., not subject to zone pricing);

•

Dollar General views the competitive market broadly, factoring in a wide variety of retail outlets, including mass, club, drug and grocery, as well as independent retailers, each of which acts as a competitive constraint on Dollar General’s pricing;

•

Each of the above retail outlets sells the sort of items that Dollar General sells, and there is nothing unique about these products; and

•

Dollar General is a fill-in shop/trip, not a destination or stock-up shop/trip.  Dollar General’s customers are going to their primary destination stores weekly and have access to all of the same SKUs which are available for fill-in at Dollar General.

We look forward to the time when our companies and their advisors are able to discuss these matters more openly with one another once you have taken the appropriate steps under your existing merger agreement to allow that to happen.

Revised Offer

We have listened carefully to the reasons you articulated for the rejection of our proposal and, while we disagree with your rationale, we are revising our previous proposal in an effort to further demonstrate our commitment to a transaction with Family Dollar.  To that end, we hereby revise our proposal as follows:

1.

We agree to pay the Family Dollar shareholders $80.00 per share in cash for all outstanding shares, an amount that provides even more value and immediate liquidity for their shares. Our revised proposal provides Family Dollar’s shareholders with approximately $640 million of additional aggregate value over Dollar Tree’s offer and represents a premium of 31.9% over the closing price of $60.66 for Family Dollar stock on the day prior to the Dollar Tree announcement.

2.

As discussed above, based on the extensive work and analysis performed by our experienced antitrust counsel and economist, we do not believe that we would be ordered to divest more than the number of stores contained in our original offer (i.e., 700), if that many, and we believe that after we have shared that analysis with your counsel, you will agree.  Nonetheless, to provide you with a concrete proposal that indisputably allows you to engage with us under the terms of your existing merger agreement and to demonstrate our commitment to this proposed transaction and the value it brings to Family Dollar shareholders, we are willing to agree to divest up to 1,500 stores, a commitment that provides you with even greater assurance that this transaction is capable of being completed on the terms proposed.

            3.

As further evidence of our confidence in our ability to obtain the required antitrust     approvals on the terms we have proposed, we also will agree to pay a $500 million “reverse break-up fee” to Family Dollar to eliminate any concerns you have about our ability to obtain such approvals and further increase the certainty of closing.

Our revised proposal is not subject to any financing condition. Goldman Sachs and Citigroup Global Markets Inc. have agreed to provide committed financing for all of the financing necessary to consummate a transaction. The remaining terms of our prior proposal, including permitting Family Dollar to pay its customary quarterly dividend consistent with past practices through closing, continue to apply.

The Board of Directors of Dollar General has unanimously approved this revised proposal and has authorized us to proceed expeditiously.

Your existing agreement with Dollar Tree permits you to engage in discussions with us if you believe that our proposal “is reasonably likely to lead to a Company Superior Proposal” and does not require you to actually determine our proposal is, at this time, a Company Superior Proposal. There is no question that our proposal is economically superior to the existing transaction with Dollar Tree.  While we believe your antitrust analysis has led you to a misplaced initial conclusion regarding the number of divestitures that may be required, we believe that the foregoing enhanced proposal and commitments should sufficiently address any concerns that led you to reject our prior proposal as “not reasonably likely to be completed on the terms proposed” and that, with these revised terms, the Family Dollar Board should engage with us. Only by engaging with us can you ensure that you have fulfilled your duty to your shareholders to be well-informed and that you have acted in the best interests of your shareholders to maximize the value of their shares.

As we noted in our previous letter, we and our advisors stand ready to meet with you and your advisors to discuss our revised proposal immediately. We have engaged Goldman, Sachs & Co. as our financial advisor and Simpson Thacher & Bartlett LLP as our legal advisor in connection with this transaction.

Please note that this letter is not meant to, and does not, create or constitute any legally-binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally-binding agreement between us regarding the proposed transaction unless and until we enter into a definitive merger agreement with you.

Given the details of our revised proposal, we are certain that you will conclude that our revised proposal is a “Company Superior Proposal” and you will take the appropriate steps under your existing merger agreement with Dollar Tree to enable us to begin discussions so that we may enter into a definitive merger agreement.  However, in the event you refuse to engage with us regarding our revised proposal, we will consider taking our persuasive and superior proposal directly to your shareholders, as we are firmly committed in our belief that a combination of our companies is in their best interests.

We look forward to hearing from you.

Sincerely,

Rick Dreiling

Dollar General Corporation

Chairman and Chief Executive Officer

Forward-Looking Statements

Dollar General includes “forward-looking statements” within the meaning of the federal securities laws throughout this release.  A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “will,” “could,” “should,” “would,” “expect,” “believe,” “anticipate,” “project,” “plan,” “estimate,” “forecast,” “goal,” “objective,” “committed,” “intend,” “continue,” or “will likely result,” and similar expressions that concern Dollar General’s  strategy, plans, intentions or beliefs about future occurrences or results, including by way of example and without limitation plans, intentions and expectations regarding Dollar General’s proposal to acquire

Family Dollar, the financing of a potential transaction, the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction, and assumptions and expectations pertaining to related antitrust matters.

Forward-looking statements are subject to risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those that Dollar General expected. Many of these statements are derived from Dollar General’s operating budgets and forecasts, which are based on many detailed assumptions that Dollar General believes are reasonable, or are based on various assumptions about certain plans, activities or events which we expect will or may occur in the future. However, it is very difficult to predict the effect of known factors, and Dollar General cannot anticipate all factors that could affect actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors, including those factors disclosed under “Risk Factors” in Dollar General’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission.

All forward-looking statements are qualified in their entirety by the cautionary statements that Dollar General makes from time to time in its SEC filings and public communications. Dollar General cannot assure the reader that it will realize the results or developments Dollar General anticipates, including, without limitation, the expected resolution of antitrust matters or the expected synergies, earnings accretion or benefits from a potential transaction, or, even if substantially realized, that they will result in the consequences or affect Dollar General or its operations in the way Dollar General expects. Forward-looking statements speak only as of the date made. Dollar General undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, Dollar General.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,500 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg's, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

Contact Information:

Investors:

Mary Winn Pilkington

(615) 855-5536

Emma Jo Kauffman

(615) 855-5525

Media:

Brunswick Group:

Steve Lipin or Shahed Larson

(212) 333-3810

Dollar General Corporation:

Media Hotline

(877) 944-DGPR (3477)

Dan MacDonald

(615) 855-5209

Crystal Ghassemi

(615) 855-5210